Filed Under Rule 424(b)(3), Registration Statement No. 333-249702
Pricing Supplement No. 527 - Dated Monday, January 24, 2022 (To: Prospectus Dated October 28, 2020 and Prospectus Supplement Dated October 30, 2020
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FQ41	[]	100.000%	0.825%	[]	Fixed	1.350%	Monthly	06/15/2025	03/15/2022	$1.58	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

63743FQ58	[]	100.000%	1.550%	[]	Fixed	2.100%	Monthly	04/15/2030	03/15/2022	$2.45	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 2/15/2024 and Monthly thereafter with 30 Calendar Days' Notice.

National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, January 24, 2022 through Monday, January 31, 2022
Trade Date: Monday, January 31, 2022 @12:00 PM ET
Settle Date: Thursday, February 3, 2022
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX, LLC, Citigroup, Wells Fargo Advisors, RBC Capital Markets

Trustee: U.S. Bank National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of InspereX Holdings, LLC. All Rights Reserved.
National Rural Utilities Cooperative Finance Corp Prospectus dated October 28, 2020 and Prospectus Supplement Dated: October 30, 2020